Exhibit 99.1

LENSAR Reports Fourth Quarter and Full Year 2024 Results and Provides Business Update

31 ALLY Robotic Cataract Laser Systems™ placed in Q4 2024, representing an 86% increase in ALLY placements in full year 2024 over 2023; Company’s total installed systems increased to approximately 385 as of December 31, 2024, representing a 26% increase over 2023

Fourth quarter 2024 revenue increased 38% over fourth quarter 2023; Full-year revenue increased 27% over 2023

Recurring revenue exceeds $40 million for the full year; increased 23% over 2023

ORLANDO, Fla. (February 27, 2024) – LENSAR, Inc. (Nasdaq: LNSR) (“LENSAR” or the “Company), a global medical technology company focused on advanced robotic laser solutions for the treatment of cataracts, today announced financial results for the fourth quarter and full year ended December 31, 2024 and provided an update on key operational initiatives.

“The fourth quarter marked an incredibly strong conclusion to a successful year across all of LENSAR’s key operating metrics. We placed 31 ALLY systems in Q4 for a total of over 80 placements in 2024, and have 16 additional ALLY systems in backlog at the end of the year. This impressive placement activity continued to build our recurring revenue base, which exceeded $40 million in 2024. Furthermore, we achieved our second consecutive quarter of both positive Adjusted EBITDA results and an increased total cash and investments balance even though we reported a GAAP net loss,” said Nick Curtis, President and CEO of LENSAR. “Worldwide procedure volumes grew 24% in 2024 to nearly 170,000, with full-year U.S. procedure volumes increasing 21% year-over-year. Our consistent U.S. procedure growth coupled with considerable growth in the number of ‘new-to-LENSAR’ users, who accounted for approximately 75% of our full-year U.S. placements, increased our share of the U.S. procedure market to over 20%, according to Market Scope estimates, for the first time in the Company’s history. I am extremely proud of everything we have accomplished over the past year and look forward to even greater achievement in 2025.”

Fourth Quarter 2024 Financial Results

Total revenue for the quarter ended December 31, 2024 was $16.7 million, an increase of $4.6 million, or 38%, compared to total revenue of $12.1 million for the quarter ended December 31, 2023. The increase from the fourth quarter of 2023 was primarily due to increases in ALLY System sales and procedure volume.

Selling, general and administrative expenses for the quarter ended December 31, 2024 were $6.8 million, an increase of $0.4 million, or 7%, compared to $6.4 million for the quarter ended December 31, 2023. The increase was primarily due to a 16% increase in cash-based selling and marketing expenses in the fourth quarter of 2024 supporting the continued ALLY growth in placements and recurring revenue. We expect to continue to increase our selling and marketing expenses in 2025 to support anticipated continued growth in ALLY placements and recurring revenue.

Research and development expenses were $1.3 million and $1.5 million for the quarters ended December 31, 2024 and 2023, respectively, a decrease of $0.1 million or 9%.

Total operating expenses for the quarter ended December 31, 2024 were $8.4 million, an increase of $0.3 million, or 4%, as compared to $8.1 million in the fourth quarter of 2023. Operating expenses remained relatively constant; however, cash-based selling and marketing expenses increased and were somewhat offset by a decrease in research and development and stock-based compensation expenses.

Net loss for the quarter ended December 31, 2024, was $18.7 million, or ($1.61) per share, compared to a net loss of $3.9 million, or ($0.35) per share, for the quarter ended December 31, 2023. The significant increase in net loss in the fourth quarter of 2024, as compared to the fourth quarter of 2023, was predominantly due to the change in warrant liability associated with a large appreciation in the Company’s stock price in the fourth quarter. Included within net loss were stock-based compensation expenses recorded for the quarters ended December 31, 2024 and 2023 of $0.7 million and $0.8 million, respectively, and change in fair value of warrant liabilities of $17.6 million and $1.2 million, respectively.

Adjusted EBITDA, which we calculate by adding back stock-based compensation expense, change in fair value of warrant liabilities, impairment of intangible assets and the Employee Retention Credit (“ERC”) to EBITDA, was $0.5 million for the quarter ended December 31, 2024 and ($1.2) million for the quarter ended December 31, 2023. EBITDA and Adjusted EBITDA are non-GAAP financial measures, and a reconciliation of these measures to net loss is set forth below in this press release.

Full Year 2024 Financial Results

Total revenue for the year ended December 31, 2024 was $53.5 million, an increase of $11.3 million, or 27%, compared to total revenue of $42.2 million for the year ended December 31, 2023. The increase in 2024 occurred in all revenue line items and was primarily due to ALLY System placements and procedure volume. Procedure volume in the United States increased approximately 21%, when comparing 2024 to 2023, with worldwide procedure volume increasing approximately 24% in 2024 as compared to 2023. During the year ended December 31, 2024, the Company placed over 80 ALLY Systems, increasing the installed base to over 135 ALLY Systems and the total installed base of LENSAR Laser Systems and ALLY Systems to approximately 385 at December 31, 2024, reflecting a 26% increase over the installed base of 305 systems at December 31, 2023.

The following table provides information about revenue and revenue attributable to recurring sources, which we consider to be all components of our revenue except for the sales of our systems:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands)	2024	2023	2024	2023
System	$5,941	$3,310	$13,345	$9,561
Recurring source revenue:
Procedure	7,579	6,142	27,720	22,082
Lease	1,909	1,604	7,532	6,448
Service	1,302	1,049	4,897	4,073
Total recurring source revenue	10,790	8,795	40,149	32,603
Total revenue	$16,731	$12,105	$53,494	$42,164
Recurring source revenue %	64%	73%	75%	77%

The following table provides information about procedure volume:

	2024	2023	2022
Q1	39,486	31,600	38,901
Q2	42,203	35,349	33,359
Q3	42,231	32,649	28,453
Q4	45,586	37,414	31,400
Total	169,506	137,012	132,113

* The decrease in the first quarter of 2023 was primarily due to the elimination of procedures in South Korea as a result of the ongoing reimbursement issues with private payors.

Selling, general, and administrative expenses for the year ended December 31, 2024 were $26.5 million, an increase of $0.4 million, or 1%, compared to $26.1 million for the year ended December 31, 2023. General and administrative expenses increased in the period due to recording an ERC of $1.4 million in the year ended December 31, 2023, which significantly reduced expenses in 2023. Excluding the ERC, selling, general and administrative expenses decreased due to lower stock-based compensation expense and lower cash-based general and administrative expenses partially offset by a 16% increase in cash-based selling and marketing expenses in 2024 supporting the continued ALLY System growth in placements and recurring revenue. We expect to continue to increase our selling and marketing expenses in 2025 to support anticipated continued growth in ALLY placements and recurring revenue.

Research and development expenses were $5.3 million for the year ended December 31, 2024, a decrease of $0.8 million, or 13%, compared with $6.1 million for the year ended December 31, 2023.

Total operating expenses for the year ended December 31, 2024 were $36.5 million, an increase of $3.2 million, or 10%, as compared to $33.3 million for the year ended December 31, 2023. Included within operating expenses was an impairment of intangible assets of $3.7 million in the year ended December 31, 2024 for which there was not one in 2023.

Net loss for the year ended December 31, 2024 was $31.4 million, or ($2.73) per share, as compared to a net loss of $14.4 million, or ($1.31) per share, for the year ended December 31, 2023. The significant increase in net loss in 2024, as compared to 2023, was predominantly due to the change in warrant liability associated with a large appreciation in the Company’s stock price in 2024 and an impairment of intangible assets in 2024 as well. Included within net loss were stock-based compensation expenses recorded for the years ended December 31, 2024 and 2023 of $2.7 million and $5.5 million, respectively, and the change in fair value of warrant liabilities of $21.4 million and $2.9 million, respectively. The change in fair value of warrant liabilities was a result of an increase in the Company’s stock price of approximately 155% during 2024.

Adjusted EBITDA was ($0.3) million for the year ended December 31, 2024, compared with ($4.5) million for the year ended December 31, 2023.

As of December 31, 2024, the Company had cash, cash equivalents, and investments of $22.5 million as compared to $24.6 million at December 31, 2023. The Company’s cash balance increased approximately $3.9 million in the quarter ended December 31, 2024, and cash utilized in the year ended December 31, 2024 totaled $2.1 million.

Financial Outlook for 2025

Driven by sustained strong demand for ALLY Systems, the mid-2024 regulatory clearances in the EU and Taiwan, and new customers accounting for approximately 75% of total U.S. placements in 2024, the Company anticipates accelerating topline revenue growth in 2025 beyond the 27% achieved in 2024. The pattern of revenue throughout 2025 is expected to be similar to that of past years, with the seasonal impact of business operations resulting in the

Company’s first quarter revenue being its lowest of the year and the fourth quarter revenue being the highest. Furthermore, the Company expects first-quarter 2025 revenue growth to align with the full-year 2024 rate of 27%, with acceleration anticipated in the subsequent quarters of 2025. Lastly, the Company expects its disciplined approach to capital allocation and its projected revenue growth from ALLY System placements will allow the Company to achieve positive Adjusted EBITDA results in 2025.

Conference Call:

LENSAR management will host a conference call and live webcast to discuss the fourth quarter and full year results and provide a business update today, February 27, 2025, at 8:30 a.m. ET.

To participate by telephone, please use this registration link. All participants must use the link to complete the online registration process in advance of the conference call. The live webcast can be accessed under “Events & Presentations” in the Investor Relations section of the Company’s website at https://ir.lensar.com. Please log in approximately 5 to 10 minutes prior to the call to register and to download and install any necessary software. The call and webcast replay will be available until March 20, 2025.

About LENSAR

LENSAR is a commercial-stage medical device company focused on designing, developing, and marketing advanced systems for the treatment of cataracts and the management of astigmatism as an integral aspect of the procedure. LENSAR has developed its ALLY Robotic Cataract Laser System™ as a compact, highly ergonomic system utilizing an extremely fast dual-modality laser and integrating AI into proprietary imaging and software. ALLY is designed to transform premium cataract surgery by utilizing LENSAR’s advanced robotic technologies with the ability to perform the entire procedure in a sterile operating room or in-office surgical suite, delivering operational efficiencies and reduced overhead. ALLY includes LENSAR’s proprietary Streamline® software technology, designed to guide surgeons to achieve better outcomes.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company’s business strategies, expected growth, including expected system placements and recurring revenue, the ALLY System’s performance, market adoption and usage, including in non-U.S. jurisdictions, the Company’s position within applicable markets, the Company’s expected financial performance, including profitability targets. In some cases, you can identify forward-looking statements by terms such as “aim,” “anticipate,” “approach,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “goal,” “intend,” “look,” “may,” “mission,” “plan,” “possible,” “potential,” “predict,” “project,” “pursue,” “should,” “target,” “will,” “would,” or the negative thereof and similar words and expressions.

Forward-looking statements are based on management’s current expectations, beliefs and assumptions and on information currently available to us. Such statements are subject to a number of known and unknown risks, uncertainties and assumptions, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various important factors, including, but not limited to: our history of operating losses and ability to achieve or sustain profitability; our ability to develop, receive and maintain regulatory clearance or certification of and successfully commercialize the ALLY System and to maintain our LENSAR Laser System; the impact to our business, financial condition, results of operations and our suppliers and distributors as a result of global macroeconomic conditions; the willingness of patients to pay the price difference for our products compared to a standard cataract procedure covered by Medicare or other insurance; our ability to grow our U.S. sales and marketing organization or maintain or grow an effective network of international distributors; our future capital needs and our ability to raise additional funds on acceptable terms, or at all; the impact to our business, financial condition and results of operations as a result of a material disruption to the supply or manufacture of our systems or necessary component parts for such system or material inflationary pressures affecting pricing of component parts; our ability to compete against competitors that have longer operating histories, more established products and greater resources than we do; our ability to address the numerous risks associated with marketing, selling and leasing our products in markets outside the United States; the impact to our business, financial condition and results of operations as a result of exposure to the credit risk of our customers; our ability to accurately forecast customer demand and our inventory levels; the impact to our business, financial condition and results of operations if we are unable to secure adequate coverage or reimbursement by government or other third-party payors for procedures using our ALLY System or our other products, or changes in such coverage or reimbursement; the impact to our business, financial condition and results of operations of product liability suits brought against us; risks related to government regulation applicable to our products and operations; risks related to our intellectual property and other intellectual property matters; and the other important factors that are disclosed under the heading “Risk Factors” contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in the Company’s other filings with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, to be filed with the SEC, each accessible on the SEC’s website at www.sec.gov and the Investor Relations section of the Company’s website at https://ir.lensar.com.

All forward-looking statements are expressly qualified in their entirety by such factors. Except as required by law, the Company undertakes no obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Contacts:	Lee Roth / Cameron Radinovic
Thomas R. Staab, II, CFO	Burns McClellan for LENSAR
ir.contact@lensar.com	lroth@burnsmc.com / cradinovic@burnsmc.com

Non-GAAP Financial Measures

The Company prepares and analyzes operating and financial data and non-GAAP measures to assess the performance of its business, make strategic and offering decisions and build its financial projections. The key non-GAAP measures it uses are EBITDA and Adjusted EBITDA. EBITDA is defined as net loss before interest expense, interest income, income tax expense, depreciation and amortization expenses. EBITDA is a non-GAAP financial measure. EBITDA is included in this filing because we believe that EBITDA provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of actual results on a comparable basis with historical results. Adjusted EBITDA is also a non-GAAP financial measure. We believe Adjusted EBITDA, which is defined as EBITDA and further excluding stock-based compensation expense, change in fair value of warrant liabilities, impairment of intangible assets and the Employee Retention Credit, provides meaningful supplemental information for investors when evaluating our results and comparing us to peer companies as stock-based compensation expense and change in fair value of warrant liabilities are significant non-cash charges and impairment of intangible assets is a non-cash charge that is not indicative of our core operating results and the Employee Retention Credit is not recurring. We use these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. However, there are a number of limitations related to the use of non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance and, therefore, any non-GAAP measures we use may not be directly comparable to similarly titled measures of other companies. Investors should not consider our non-GAAP financial measures in isolation or as a substitute for an analysis of our results as reported under GAAP.

A reconciliation of EBITDA and Adjusted EBITDA to their most comparable GAAP financial measure are set forth below.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Dollars in thousands)	2024	2023	2024	2023
Net loss	$(18,702)	$(3,926)	$(31,404)	$(14,383)
Less: Interest income	(149)	(233)	(660)	(698)
Add: Depreciation expense	874	651	2,961	2,418
Add: Amortization expense	232	273	970	1,097
EBITDA	(17,745)	(3,235)	(28,133)	(11,566)
Add: Stock-based compensation expense	662	816	2,665	5,539
Add: Change in fair value of warrant liabilities	17,561	1,198	21,399	2,852
Add: Impairment of intangible assets	—	—	3,729	—
Less: Employee retention credit	—	—	—	(1,368)
Adjusted EBITDA	$478	$(1,221)	$(340)	$(4,543)

LENSAR, Inc.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Revenue
Product	$13,520	$9,452	$41,065	$31,643
Lease	1,909	1,604	7,532	6,448
Service	1,302	1,049	4,897	4,073
Total revenue	16,731	12,105	53,494	42,164
Cost of revenue (exclusive of amortization)
Product	7,340	5,005	18,254	13,902
Lease	874	577	2,930	2,091
Service	1,409	1,374	6,459	5,064
Total cost of revenue	9,623	6,956	27,643	21,057
Operating expenses
Selling, general and administrative expenses	6,831	6,374	26,488	26,100
Research and development expenses	1,335	1,463	5,329	6,139
Amortization of intangible assets	232	273	970	1,097
Impairment of intangible assets	—	—	3,729	—
Total operating expenses	8,398	8,110	36,516	33,336
Operating loss	(1,290)	(2,961)	(10,665)	(12,229)
Other (expense) income
Change in fair value of warrant liabilities	(17,561)	(1,198)	(21,399)	(2,852)
Other income, net	149	233	660	698
Net loss	(18,702)	(3,926)	(31,404)	(14,383)
Other comprehensive (loss) gain
Change in unrealized (loss) gain on investments	(9)	4	2	4
Net loss and comprehensive loss	$(18,711)	$(3,922)	$(31,402)	$(14,379)
Net loss per common share:
Basic and diluted	$(1.61)	$(0.35)	$(2.73)	$(1.31)
Weighted-average number of shares used in calculation of net loss per common share:
Basic and diluted	11,628	11,237	11,518	10,971

LENSAR, Inc.

BALANCE SHEETS
(In thousands, except per share amounts)

	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$16,263	$20,621
Short-term investments	6,192	3,443
Accounts receivable, net of allowance of $105 and $62, respectively	6,085	4,001
Notes receivable, net of allowance of $8 and $7, respectively	395	323
Inventories	11,428	15,689
Prepaid and other current assets	1,616	2,367
Total current assets	41,979	46,444
Property and equipment, net	664	679
Equipment under lease, net	13,767	7,459
Long-term investments	—	492
Notes and other receivables, long-term, net of allowance of $23 and $26, respectively	1,160	1,279
Intangible assets, net	6,112	11,025
Other assets	2,615	2,207
Total assets	$66,297	$69,585
Liabilities, redeemable convertible preferred stock, and stockholders’ equity
Current liabilities:
Accounts payable	$5,995	$4,007
Accrued liabilities	6,807	5,717
Deferred revenue	1,677	1,349
Operating lease liabilities	524	559
Total current liabilities	15,003	11,632
Long-term operating lease liabilities	2,090	1,750
Warrant liabilities	29,856	8,457
Other long-term liabilities	702	570
Total liabilities	47,651	22,409
Series A Redeemable Convertible Preferred Stock, par value $0.01 per share, 20 shares authorized at December 31, 2024 and 2023; 20 shares issued and outstanding at December 31, 2024 and 2023; aggregate liquidation preference of $20,000 at December 31, 2024 and 2023	13,784	13,747
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 9,980 shares authorized at December 31, 2024 and 2023; no shares issued and outstanding at December 31, 2024 and 2023	—	—
Common stock, par value $0.01 per share, 150,000 shares authorized at December 31, 2024 and 2023; 11,654 and 11,327 shares issued and outstanding at December 31, 2024 and 2023, respectively	116	113
Additional paid-in capital	148,035	145,203
Accumulated other comprehensive income	6	4
Accumulated deficit	(143,295)	(111,891)
Total stockholders’ equity	4,862	33,429
Total liabilities, redeemable convertible preferred stock, and stockholders’ equity	$66,297	$69,585